UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 12, 2014
Artisan Partners Asset Management Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35826	45-0969585
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

875 E. Wisconsin Avenue, Suite 800 Milwaukee, WI 53202
(Address of principal executive offices and zip code)

(414) 390-6100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On March 12, 2014, Artisan Partners Limited Partnership (“APLP”), the operating subsidiary of Artisan Partners Asset Management Inc. (the “Company”), entered into an Amended and Restated Investment Advisory Agreement (the “Agreement”) with Artisan Partners Funds, Inc. (“Artisan Funds”) on behalf of each series of Artisan Funds. The Agreement amends, restates and consolidates the several investment advisory agreements that were previously in place between APLP and each series of Artisan Funds. The Agreement was approved by the board of directors of Artisan Funds on August 13, 2013, and by the shareholders of Artisan Funds on November 12, 2013.
The Agreement provides that APLP will manage the assets of the Artisan Funds, subject to the oversight of the board of directors of Artisan Funds. In consideration for these services, the Artisan Funds will pay APLP a monthly fee with respect to the average daily net assets of each series of Artisan Funds.
The Agreement will continue through June 30, 2015, and for subsequent one-year terms thereafter so long as the continuation is approved in accordance with the Investment Company Act of 1940. The board of directors of Artisan Funds or a majority of the shareholders of any series of Artisan Funds may terminate the Agreement with respect to any series upon 60 days’ written notice to APLP. Certain of the Company’s employees are affiliated with Artisan Funds.

Item 5.01 Changes in Control of Registrant.
Consistent with the terms of his employment agreement, Andrew A. Ziegler’s employment with the Company ended on March 12, 2014.  He remains Chairman of the Company’s board of directors.  Mr. Ziegler also ceased to be a member of the Company’s Stockholders Committee. While a member of the committee, Mr. Ziegler had the power to vote all shares subject to the Stockholders Agreement, which, prior to March 12, 2014, represented approximately 80% of the combined voting power of the Company’s capital stock.
Shares subject to the Stockholders Agreement will now be voted in accordance with the majority decision of the three members of the Stockholders Committee, currently Eric R. Colson (the Company’s President and Chief Executive Officer), Charles J. Daley, Jr. (the Company’s Executive Vice President, Chief Financial Officer and Treasurer) and Gregory K. Ramirez (Senior Vice President of the Company). As of March 12, 2014, the Committee has the power to vote approximately 69% of the combined voting power of the Company’s capital stock.
The shares subject to the Stockholders Agreement consist of all outstanding shares of the Company’s Class B common stock and all outstanding shares of the Company’s Class A common stock that the Company has issued to its employees.  Any additional shares issued to employees will be subject to the Stockholders Agreement. Shares held by Artisan Investment Corporation (“AIC”), which is controlled by Mr. Ziegler and Carlene M. Ziegler, are no longer subject to the Stockholders Agreement.
The Stockholders Agreement provides that the Stockholders Committee must vote the shares subject to the agreement in support of the following nominees to the Company’s board of directors: (i) a nominee designated by the holders of a majority of the preferred units of the Company’s subsidiary, Artisan Partners Holdings LP (“Holdings”), and the Company’s convertible preferred stock, so long as those holders together own at least 5% of the Company’s capital stock, (ii) Matthew R. Barger, or, unless Mr. Barger is removed from the board for cause, a successor selected by Mr. Barger who holds Class A common units of Holdings, so long as the holders of the Class A common units own at least 5% of the Company’s capital stock; (iii) a nominee designated by AIC, so long as AIC owns at least 5% of the Company’s capital stock; and (iv) a nominee designated by the Stockholders Committee who is an employee of the Company and holds shares subject to the Stockholders Agreement. The holders of the preferred units and convertible preferred stock referred to in clause (i) no longer own 5% of the Company's capital stock.
For more information about the Stockholders Agreement and Stockholders Committee, including information about the appointment of members to the committee, see “Relationships and Related Party Transactions-Transactions in connection with the IPO Reorganization-Stockholders Agreement” in the Company’s prospectus, dated March 6, 2014, and filed with the SEC pursuant to Rule 424(b)(4) on March 7, 2014.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
As described above, on March 12, 2014, consistent with the terms of his employment agreement, Andrew A. Ziegler’s employment with the Company ended.  He remains Chairman of the Company’s board of directors.

Item 8.01 Other Events.
On March 12, 2014, the Company closed an offering of 9,284,337 shares of its Class A common stock. The offering was registered pursuant to a registration statement on Form S-1 (File No. 333-193617) which the Securities and Exchange Commission declared effective on March 6, 2014. The number of shares sold includes 1,211,000 shares sold pursuant to the over-allotment option exercised by the underwriters. The Company used the net proceeds of the offering to purchase common units from certain limited partners of Holdings, including certain directors and executive officers or their affiliates, and preferred units of Holdings and shares of the Company’s convertible preferred stock from private equity funds controlled by Hellman & Friedman LLC. The Company did not retain any of the net proceeds of this offering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Artisan Partners Asset Management Inc.
Date: March 12, 2014

By:	/s/ Charles J. Daley, Jr.
Name:	Charles J. Daley, Jr.
Title:	Executive Vice President, Chief Financial Officer and Treasurer